PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
March 30, 2021

Contact:       Dana Perlman
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2020 FOURTH QUARTER AND FULL YEAR RESULTS AND PROVIDES 2021 OUTLOOK

•Fourth quarter revenue was in line with the Company’s guidance despite more extensive lockdowns throughout Europe than previously anticipated:
◦Revenue decreased 20% to $2.090 billion (fourth quarter) and decreased 28% to $7.133 billion (full year) compared to the prior year periods
◦Revenue through digital channels grew 57% (fourth quarter) and 43% (full year), with sales through its directly operated digital commerce businesses up 68% (fourth quarter) and 69% (full year) compared to the prior year periods
◦Digital penetration as a percentage of total revenue doubled in 2020 compared to 2019
◦EPS on a GAAP basis was $(0.81) (fourth quarter) and $(15.96) (full year)
◦EPS on a non-GAAP basis was $(0.38) (fourth quarter) and $(1.97) (full year)
◦EPS on a GAAP and non-GAAP basis include an unplanned $0.13 negative impact due to an unfavorable settlement of a multi-year tax audit from an international jurisdiction
•Liquidity was over $3.0 billion as of year-end, including $1.7 billion of cash on hand, of which $400 million was used in March 2021 to make a voluntary term loan payment
•Inventory was down 12% at year-end 2020 compared to the prior year

New York, New York - PVH Corp. [NYSE: PVH] reported its 2020 fourth quarter results.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are defined or described in greater detail near the end of this release under the heading “Non-GAAP Exclusions.” Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented after the “Non-GAAP Exclusions” and identify and quantify all excluded items.

CEO Comments:
Commenting on these results, Stefan Larsson, Chief Executive Officer, noted, “We delivered fourth quarter revenue in line with expectations despite more extensive lockdowns in Europe, as we successfully navigated the uncertainty and unprecedented impacts caused by the pandemic to drive towards an accelerated recovery. I want to thank our teams around the world for their tireless efforts this year.”

Mr. Larsson, added, “We remain focused on connecting our core strengths to where the consumer is going – with our biggest brands Calvin Klein and TOMMY HILFIGER, in how we are super charging e-commerce, through our casual assortments, and how we are taking market share in our international businesses. As we look forward, we will increasingly continue to shift our business globally towards these channels and categories. In addition, we executed disciplined expense management, significantly improved our inventory position, and ended the year with over $3 billion in liquidity. By leveraging the power of PVH, I am confident that together, we will drive brand relevance and cost efficiencies and deliver long-term sustainable growth – and do it in a way that drives fashion forward - for good.”

Fourth Quarter Review:
The Company’s business continued to be impacted negatively by the COVID-19 pandemic in the fourth quarter 2020, with the level of impact varying by region and channel.

•Direct to Consumer: Total direct to consumer revenue for the fourth quarter declined 20% compared to the prior year period, which included a 68% increase in digital commerce. All regions and brand businesses continued to experience strong digital growth and the Company continued to experience positive overall trends in China. Approximately 70% of Company-operated stores in Europe and approximately 75% of Company-operated stores in Canada were closed temporarily during the quarter as a result of the virus resurgences there.

•Wholesale: The Company’s wholesale revenue for the fourth quarter declined 19% compared to the prior year period, which included a double digit increase in the Company’s sales to the digital businesses of its traditional and pure play wholesale customers.

•Inventory: The Company continued to tightly manage its inventory, which decreased 12% as of the end of 2020 compared to the prior year. The Company is carrying approximately $75 million of basic inventory into Spring 2021, a decrease from the Company’s prior projection of approximately $100 million.

Fourth Quarter Consolidated Results:

Fourth quarter revenue decreased 20% to $2.090 billion (decreased 23% on a constant currency basis) compared to the prior year period. The revenue decrease was due to:

•A 16% decrease (20% decrease on a constant currency basis) in the Tommy Hilfiger business compared to the prior year period, including a 28% decrease in Tommy Hilfiger North America revenue and a 10% decrease (17% decrease on a constant currency basis) in Tommy Hilfiger International revenue, which includes the impact of temporary store closures for much of the quarter as a result of the extensive lockdowns throughout Europe.
•A 17% decrease (20% decrease on a constant currency basis) in the Calvin Klein business compared to the prior year period, including a 25% decrease in Calvin Klein North America revenue and a 10% decrease (16% decrease on a constant currency basis) in Calvin Klein International revenue, which includes the impact of temporary store closures for much of the quarter as a result of the extensive lockdowns throughout Europe.

•A 41% decrease in the Heritage Brands business compared to the prior year period, which included a 17% decline resulting from the sale of the Company’s Speedo North America business.

Loss per share on a GAAP basis was $(0.81) for the fourth quarter of 2020 compared to a loss per share of $(0.93) in the prior year period. These results include the amounts for the applicable period that are excluded from loss per share and earnings per share on a non-GAAP basis for these periods.

Loss per share on a non-GAAP basis was $(0.38) for the fourth quarter of 2020 compared to earnings per share of $1.88 in the prior year period.

Earnings before interest and taxes on a GAAP basis for the quarter was $26 million compared to a loss before interest and taxes of $(96) million in the prior year period. Included in earnings before interest and taxes for the fourth quarter of 2020 were $2 million of net costs consisting of (i) $59 million of noncash store asset impairments resulting from the impact of the COVID-19 pandemic on the Company’s business and the impact of a shift in consumer buying trends from brick and mortar stores to digital channels, (ii) $8 million of costs in connection with the planned exit from the Heritage Brands Retail business announced in July 2020, consisting of $5 million of severance and $3 million of accelerated amortization of lease assets and other costs, and (iii) a $65 million actuarial gain recognized on retirement plans. Included in loss before interest and taxes for the prior year period were costs of $246 million consisting of (i) a $142 million noncash loss related to the Speedo transaction and the resulting deconsolidation of the net assets of the Speedo North America business, (ii) a $98 million actuarial loss recognized on retirement plans and (iii) $6 million of costs related to the Australia acquisition. Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter decreased to $28 million compared to $150 million in the prior year period. The decrease was driven by the impact of the COVID-19 pandemic, including the revenue decline discussed above.

Earnings for the fourth quarter of 2020 benefited from cost savings resulting from the North America workforce reduction announced in July 2020 and COVID-related government payroll subsidy programs in international jurisdictions, as well as reductions in all discretionary spending categories. Partially offsetting these savings were additional expenses associated with COVID-related health and safety measures, principally in our stores and warehouses.

Net interest expense on a GAAP basis increased to $34 million from $30 million in the prior year period. Included in net interest expense for the fourth quarters of 2020 and 2019 were expenses of $3 million and $6 million, respectively, resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition. Net interest expense on a non-GAAP basis for these periods exclude these amounts. Net interest expense on a non-GAAP basis increased to $32 million from $24 million in the prior year period, primarily due to the impact of the issuance of an additional €175 million of 3 5/8% senior notes in April 2020 and $500 million of 4 5/8% senior notes in July 2020.

The effective tax rate on a GAAP basis for the fourth quarter of 2020 was (608.5)% as compared to 45.5% in the prior year period. The effective tax rate in 2020 included a $33 million tax expense from the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the “2021 Dutch Tax Plan.” The effective tax rate in 2019, which reflects an income tax benefit on the pre-tax loss in the fourth quarter of 2019, included a $28 million tax benefit related to the write-off of deferred tax liabilities in connection with the Speedo transaction. The effective tax rate on a non-GAAP basis for these periods exclude these amounts. The effective tax rate on a non-GAAP basis for the fourth quarter of 2020 was (717.6)% as compared to (8.5)% in the prior year period. Included in the effective tax rate on a non-GAAP basis for the fourth quarter of 2020 was a tax expense in connection with an unfavorable settlement of a multi-year tax audit from an international jurisdiction. The effective tax rate on a non-GAAP basis in the prior year period included a tax benefit from the favorable settlement of a multi-year tax audit from an international jurisdiction.

Full Year 2020 Consolidated Results:

The Company’s business during 2020 was impacted significantly by the COVID-19 pandemic, resulting in an unprecedented decline in revenue and earnings, including as a result of $1.021 billion of pre-tax noncash impairment charges recognized during the year.

Revenue for 2020 decreased 28% to $7.133 billion (decreased 29% on a constant currency basis) compared to 2019. The revenue decrease was due to:

•A 23% decrease in the Tommy Hilfiger business compared to 2019, including a 41% decrease in Tommy Hilfiger North America revenue and a 13% decrease in Tommy Hilfiger International revenue.
•A 28% decrease in the Calvin Klein business compared to 2019, including a 43% decrease in Calvin Klein North America revenue and a 16% decrease in Calvin Klein International revenue.
•A 44% decrease in the Heritage Brands business compared to 2019, which included a 12% decline resulting from the sale of the Company’s Speedo North America business.

Revenue for 2020 included a 69% increase in sales through the Company’s directly operated digital commerce businesses, driven by strong growth in all regions and brand businesses, which partially offset the decline in revenue through its other distribution channels.

Loss per share on a GAAP basis was $(15.96) for 2020 compared to earnings per share of $5.60 in 2019. These results include the amounts for the applicable period that are excluded from loss per share and earnings per share on a non-GAAP basis for these periods, including the $1.021 billion of pre-tax noncash impairment charges mentioned above.

Loss per share on a non-GAAP basis was $(1.97) for 2020 compared to earnings per share of $9.54 in 2019.

Loss before interest and taxes on a GAAP basis for 2020 was $(1.072) billion compared to earnings before interest and taxes of $559 million in 2019. These results include the amounts for the applicable period that are excluded from loss before interest and taxes and earnings before interest and taxes on a non-GAAP basis for these periods, including the $1.021 billion of pre-tax noncash impairment charges mentioned above.

Loss before interest and taxes on a non-GAAP basis for 2020 was $(37) million compared to earnings before interest and taxes of $931 million in 2019. The decrease was driven by the impact of the COVID-19 pandemic, including the revenue decline discussed above.

Net interest expense on a GAAP basis for 2020 increased to $121 million from $115 million in 2019. Included in net interest expense for 2020 and 2019 were expenses of $5 million and $9 million, respectively, resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition. Net interest expense on a non-GAAP basis for these periods exclude these amounts. Net interest expense on a non-GAAP basis increased to $116 million from $106 million in 2019, primarily due to the impact of the issuance of an additional €175 million of 3 5/8% senior notes in April 2020 and $500 million of 4 5/8% senior notes in July 2020.

The effective tax rate on a GAAP basis for 2020 was 4.7% as compared to 6.5% in 2019. The effective tax rate on a non-GAAP basis for 2020 was 7.9% as compared to 14.0% in 2019.

2021 Outlook:

The Company is providing its 2021 outlook despite the significant uncertainty due to the COVID-19 pandemic globally and, as such, it could be subject to material change. The Company’s 2021 outlook does not contemplate any new store closures, new lockdowns, or extensions of current lockdowns beyond what is already known. In addition, the Company’s 2021 outlook does not contemplate further supply chain disruptions, including any greater impact beyond the minimal impact currently expected from the shipping disruption occurring as a result of the temporary blockage of the Suez Canal. The

Company’s 2021 results could differ materially from its current outlook as a result of the occurrence of any of these uncontemplated events.

The Company expects its 2021 revenue and earnings will continue to be impacted negatively by the pandemic, particularly in the first quarter due to ongoing store closures, predominantly in Europe. Despite these store closures in Europe, the Company expects its international businesses to exceed 2019 pre-pandemic revenue levels in the first half of the year. The North America businesses are expected to remain challenged throughout 2021, as international tourism, which is the source of a significant portion of regional revenue, is not expected to return to any significant level until the end of the year. In addition, both the Company’s GAAP and non-GAAP outlook reflect approximately $20 million of estimated operating losses associated with the wind down of the Heritage Brands Retail business in the first half of the year.

The Company continues to tightly manage its inventory and expects gross margin to improve in 2021 compared to 2020, due in large part to a reduction in promotional selling as inventory levels are significantly lower at the end of 2020.

The Company also took actions beginning in 2020 that will continue into 2021 to manage its cost structure proactively, including reducing operating expenses and reallocating resources to support strategic growth areas of the business. As part of these actions, in 2021, the Company will reduce its workforce in certain international markets and reduce its real estate footprint, including reductions in office space and select store closures. These actions are in addition to the previously announced actions taken by the Company to streamline its North American operations to better align its business with the evolving retail landscape, including a reduction in its North America office workforce by approximately 12% and the exit from its 162 store Heritage Brands Retail business by mid-2021.

Full Year Guidance
Revenue in 2021 is projected to increase 22% to 24% (increase 19% to 21% on a constant currency basis) as compared to 2020.

The Company currently projects that 2021 earnings per share on a GAAP basis will be approximately $5.00 compared to a loss per share of $(15.96) in 2020. The Company currently projects that 2021 earnings per share on a non-GAAP basis will be approximately $6.00 compared to a loss per share of $(1.97) in 2020.

The Company estimates that the 2021 effective tax rate will be in a range of 17.5% to 19.5%.

The Company’s estimate of 2021 earnings per share on a non-GAAP basis excludes (i) approximately $70 million of costs expected to be incurred in connection with actions to streamline its organization through reductions in its workforce in certain international markets and to reduce its real estate footprint, including reductions in office space and select store closures, and (ii) approximately $21 million of costs expected to be incurred in connection with the planned exit from the Heritage Brands Retail business announced in July 2020.

First Quarter Guidance
Revenue in the first quarter of 2021 is projected to increase 42% to 44% (increase 34% to 36% on a constant currency basis) compared to the prior year period.

The Company currently projects that first quarter 2021 earnings per share on a GAAP basis will be in a range of $0.28 to $0.31 compared to loss per share of $(15.37) in the prior year period. The Company currently projects that first quarter 2021 earnings per share on a non-GAAP basis will be in a range of $0.80 to $0.83 compared to loss per share of $(3.03) in the prior year period.

The Company estimates that the first quarter 2021 effective tax rate will be approximately 50% on a GAAP basis and approximately 40% on a non-GAAP basis.

The Company’s estimate of first quarter 2021 earnings per share on a non-GAAP basis excludes (i) approximately $45 million of costs expected to be incurred in connection with actions to streamline its organization through reductions in its workforce in certain international markets and to reduce its real estate footprint, including reductions in office space and select store closures and (ii) approximately $10 million of costs expected to be incurred in connection with the planned exit from the Heritage Brands Retail business announced in July 2020.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•Pre-tax costs of approximately $70 million expected to be incurred in 2021 in connection with actions to streamline the Company’s organization through reductions in its workforce in certain international markets and to reduce its real estate footprint, including reductions in office space and select store closures, of which approximately $45 million is expected to be incurred in the first quarter.
•Pre-tax costs of approximately $21 million expected to be incurred in 2021 in connection with the planned exit from the Heritage Brands Retail business announced in July 2020 and expected to be completed by mid-2021, of which approximately $10 million is expected to be incurred in the first quarter.
•Pre-tax noncash impairment charges of $1.021 billion recorded in 2020, primarily resulting from the impact of the COVID-19 pandemic on the Company’s business, including $933 million related to goodwill and other intangible assets, $75 million related to store assets, and $12 million related to an equity method investment, of which $962 million was recorded in the first quarter and $59 million was recorded in the fourth quarter.
•Pre-tax costs of $7 million incurred in the first quarter of 2020 in connection with a consolidation within the Company’s warehouse and distribution network in North America.
•Pre-tax noncash net loss of $3 million recorded in the first quarter of 2020 related to the April 2020 sale of the Company’s Speedo North America business to Pentland

Group PLC, the parent company of the Speedo brand (the “Speedo transaction”) and the resulting deconsolidation of the net assets of the Company’s Speedo North America business.
•Pre-tax expense of $5 million recorded in 2020 resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Company’s acquisition of the approximately 78% interest in Gazal Corporation Limited (“Gazal”) that it did not already own (the “Australia acquisition”), of which $4 million of income was recorded in the first quarter, $5 million of expense was recorded in the second quarter, $1 million of expense was recorded in the third quarter and $3 million of expense was recorded in the fourth quarter.
•Pre-tax costs of $40 million incurred in 2020 related to the reduction in the Company’s North America office workforce announced in July 2020 (the “North America workforce reduction”), primarily consisting of severance, of which $38 million was recorded in the second quarter and $1 million was recorded in the third quarter.
•Pre-tax costs of $29 million incurred in 2020 in connection with the planned exit from the Heritage Brands Retail business announced in July 2020 and expected to be completed by mid-2021, consisting of $15 million of severance, $7 million of noncash asset impairments and $7 million of accelerated amortization of lease assets and other costs, of which $12 million was incurred in the second quarter, $9 million was incurred in the third quarter and $8 million was incurred in the fourth quarter.
•Pre-tax gain of $65 million recorded in the fourth quarter of 2020 related to the recognized actuarial gain on retirement plans.
•Discrete tax expense of $33 million recorded in the fourth quarter of 2020 related to the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the enactment of legislation in the Netherlands known as the “2021 Dutch Tax Plan,” which became effective on January 1, 2021.
•Pre-tax costs of $103 million incurred in 2019 related to the restructuring associated with the strategic changes for the Calvin Klein business announced in January 2019 (the “Calvin Klein restructuring”), consisting of a noncash lease asset impairment resulting from the closure of the Company’s flagship store on Madison Avenue in New York, New York, other noncash asset impairments, severance, contract termination and other costs, and inventory markdowns, of which $70 million was incurred in the first quarter, $29 million was incurred in the second quarter and $3 million was incurred in the third quarter.
•Pre-tax costs of $55 million incurred in the first quarter of 2019 in connection with the closure of the Company’s TOMMY HILFIGER flagship and anchor stores in the U.S., primarily consisting of noncash lease asset impairments.
•Pre-tax costs of $6 million incurred in the first quarter of 2019 in connection with the refinancing of the Company’s senior credit facilities.
•Pre-tax costs of $60 million incurred in the second quarter of 2019 in connection with the agreements to terminate early the licenses for the global Calvin Klein and Tommy Hilfiger North America socks and hosiery businesses in order to consolidate the socks and hosiery businesses for all Company brands in North America in a newly formed joint venture and to bring in house the international Calvin Klein socks and hosiery wholesale businesses.
•Pre-tax noncash gain of $113 million recorded in the second quarter of 2019 to write up the Company’s equity investments in Gazal and PVH Brands Australia Pty. Limited, a jointly owned and managed joint venture of the Company and Gazal, (“PVH Australia”) to fair value in connection with the Australia acquisition.
•Pre-tax costs of $21 million incurred in 2019 in connection with the Australia acquisition and the Company’s acquisition of the Tommy Hilfiger retail business in Central and Southeast Asia from the licensee of the business, primarily consisting of noncash valuation adjustments, of which $7 million was incurred in the second quarter, $9 million was incurred in the third quarter and $6 million was incurred in the fourth quarter.
•Pre-tax expense of $9 million recorded in 2019 resulting from the remeasurement of the Company’s mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition, of which $3 million was recorded in the third quarter and $6 million was recorded in the fourth quarter.

•Pre-tax noncash loss of $142 million recorded in the fourth quarter of 2019 related to the Speedo transaction and the resulting deconsolidation of the net assets of the Company’s Speedo North America business.
•Pre-tax loss of $98 million recorded in the fourth quarter of 2019 related to the recognized actuarial loss on retirement plans.
•Discrete tax benefit of $28 million recorded in the fourth quarter of 2019 related to the write-off of deferred tax liabilities in connection with the Speedo transaction.
•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s GAAP results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 11 and the sections entitled “Reconciliations of 2020 Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its fourth quarter earnings release is scheduled for Wednesday, March 31, 2021 at 9:00 a.m. EDT. Please log on to the Company’s web site at www.PVH.com and go to the Events page included in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.PVH.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 9663068. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s ability to realize anticipated benefits and savings from restructuring and similar plans, such as the North America office workforce reduction and the planned exit from the Heritage Brands Retail business announced in July 2020; (iii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iv) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores and its directly operated digital commerce sites, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors, consumer sentiment and other factors; (v) the Company’s ability to manage its growth and inventory; (vi) quota restrictions, the imposition of safeguard controls and the imposition of duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, such as the increased tariffs imposed in 2019 and threatened increases in tariffs on goods imported into the U.S. from China and Vietnam, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (vii) the availability and cost of raw materials; (viii) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (ix) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Patrol; (x) changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (xi) disease epidemics and health-related concerns, such as the current COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, has resulted in some of the following) supply-chain disruptions due to closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in affected areas, closed stores, reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure, or governments implement mandatory business closures, travel restrictions or the like to prevent the spread of disease, and market or other changes that could result (or, with respect to the COVID-19 pandemic, could continue to result) in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xii) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the ability to operate effectively and profitably the Company’s continuing businesses after the sale or other disposal of a subsidiary, business or the assets thereof; (xiii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xiv) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xv) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xvi) the impact of new and revised tax legislation and regulations; and (xvii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information following this Safe Harbor Statement, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended		Year Ended
	1/31/21	2/2/20	1/31/21	2/2/20

Net sales	$1,996.0	$2,480.2	$6,798.7	$9,400.0
Royalty revenue	74.7	91.6	260.4	379.9
Advertising and other revenue	19.1	29.0	73.5	129.1
Total revenue	$2,089.8	$2,600.8	$7,132.6	$9,909.0

Gross profit on net sales	$1,032.5	$1,277.3	$3,442.9	$4,879.4
Gross profit on royalty, advertising and other revenue	93.8	120.6	333.9	509.0
Total gross profit	1,126.3	1,397.9	3,776.8	5,388.4

Selling, general and administrative expenses	1,173.7	1,257.6	3,983.2	4,715.2

Goodwill and other intangible asset impairments			933.5

Non-service related pension and postretirement (income) cost	(68.0)	96.1	(75.9)	90.0

Debt modification and extinguishment costs				5.2

Other noncash loss, net		142.0	3.1	28.9

Equity in net income (loss) of unconsolidated affiliates	5.7	2.1	(4.6)	9.6

Earnings (loss) before interest and taxes	26.3	(95.7)	(1,071.7)	558.7

Interest expense, net	34.5	30.0	121.3	114.7

Pre-tax (loss) income	(8.2)	(125.7)	(1,193.0)	444.0

Income tax expense (benefit)	49.9	(57.2)	(55.5)	28.9

Net (loss) income	(58.1)	(68.5)	(1,137.5)	415.1

Less: Net loss attributable to redeemable non-controlling interest (1)	(0.4)	(1.1)	(1.4)	(2.2)

Net (loss) income attributable to PVH Corp.	$(57.7)	$(67.4)	$(1,136.1)	$417.3

Diluted net (loss) income per common share attributable to PVH Corp. (2)	$(0.81)	$(0.93)	$(15.96)	$5.60

	Quarter Ended		Year Ended
	1/31/21	2/2/20	1/31/21	2/2/20

Depreciation and amortization expense	$85.6	$87.3	$325.8	$323.8

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)    The Company and Arvind Limited have a joint venture in Ethiopia in which the Company owns a 75% interest.

(2)    Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net (loss) income per common share to diluted net (loss) income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures

The Company believes it is useful to investors to present its results for the periods ended January 31, 2021 and February 2, 2020 on a non-GAAP basis by excluding (i) the recognized actuarial gain (loss) on retirement plans in the fourth quarters of 2020 and 2019; (ii) the income (expense) recorded in the first, second, third and fourth quarters of 2020 and the third and fourth quarters of 2019 resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the acquisition of the approximately 78% interest in Gazal Corporation Limited (“Gazal”) that the Company did not already own (the “Australia acquisition”); (iii) the noncash impairment charges recorded in the first quarter of 2020 related to store assets as a result of the significant negative impacts of the COVID-19 pandemic on the Company's business, consisting of property, plant and equipment, and the noncash impairment charges recorded in the fourth quarter of 2020 related to store assets, consisting of lease assets and property, plant and equipment, as a result of the continued negative impacts of the pandemic and the impact of the shift in consumer buying trends from brick and mortar stores to digital channels; (iv) the noncash impairment charges recorded in the first quarter of 2020 related to goodwill, tradenames, and other intangible assets, as well as an equity method investment, as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (v) the noncash loss recorded in the first quarter of 2020 and the fourth quarter of 2019 related to the sale of the Speedo North America business in April 2020 (the “Speedo transaction”) and the resulting deconsolidation of the net assets of the business; (vi) the costs incurred in the first quarter of 2020 in connection with the consolidation within the Company’s warehouse and distribution network in North America; (vii) the costs incurred in the second and third quarters of 2020 in connection with the reduction in the North America office workforce announced in July 2020 (the “North America workforce reduction”), primarily consisting of severance; (viii) the costs incurred in the second, third and fourth quarters of 2020 related to the planned exit from the Heritage Brands Retail business announced in July 2020, consisting of severance, noncash asset impairments, and accelerated amortization of lease assets and other costs; (ix) the discrete tax expense recorded in the fourth quarter of 2020 related to the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the enactment of legislation in the Netherlands known as the “2021 Dutch Tax Plan,” which became effective on January 1, 2021; (x) the costs incurred in the first, second and third quarters of 2019 related to the restructuring associated with the strategic changes for its Calvin Klein business announced in January 2019 (the “Calvin Klein restructuring”), consisting of a noncash lease asset impairment resulting from the closure of the Company’s flagship store on Madison Avenue in New York, New York; other noncash asset impairments; severance; contract termination and other costs; and inventory markdowns; (xi) the costs incurred in the first quarter of 2019 in connection with the closure of the Company’s TOMMY HILFIGER flagship and anchor stores in the United States (the “TH U.S. store closures”), primarily consisting of noncash lease asset impairments; (xii) the costs incurred in the first quarter of 2019 in connection with the refinancing of the Company’s senior credit facilities; (xiii) the costs incurred in the second, third and fourth quarters of 2019 in connection with the Australia acquisition and the acquisition of the Tommy Hilfiger retail business in Central and Southeast Asia from the Company’s previous licensee in that market (the “TH CSAP acquisition”), primarily consisting of noncash valuation adjustments; (xiv) the noncash gain recorded in the second quarter of 2019 to write up the Company’s previously held equity investments in Gazal and PVH Brands Australia Pty. Limited (“PVH Australia”) to fair value in connection with the Australia acquisition; (xv) the one-time costs recorded in the second quarter of 2019 on the Company’s equity investments in Gazal and PVH Australia prior to the Australia acquisition closing; (xvi) the costs incurred in the second quarter of 2019 in connection with the agreements to terminate early the licenses for the global Calvin Klein and Tommy Hilfiger North America socks and hosiery businesses (the “Socks and Hosiery transaction”) in order to consolidate the socks and hosiery businesses for all Company brands in North America in a newly formed joint venture and to bring in-house the international Calvin Klein socks and hosiery wholesale businesses; (xvii) the discrete tax benefit recorded in the fourth quarter of 2019 related to the write-off of deferred tax liabilities in connection with the Speedo transaction; and (xviii) the tax effects associated with the foregoing pre-tax items. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

PVH CORP.
Non-GAAP Measures (continued)
(In millions, except per share data)

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 11 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Year Ended
	1/31/21	2/2/20	1/31/21	2/2/20

Non-GAAP Measures
Total gross profit (1)		$1,403.8		$5,417.8
Selling, general and administrative expenses (2)	$1,107.0		$3,836.0	4,506.7
Goodwill and other intangible asset impairments (3)			—
Non-service related pension and postretirement income (4)	(3.5)	(1.7)	(14.4)	(7.8)
Debt modification and extinguishment costs (5)				—
Other noncash loss, net (6)		—	—	—
Equity in net income of unconsolidated affiliates (7)			7.7	11.7
Earnings (loss) before interest and taxes (8)	28.5	150.0	(37.1)	930.6
Interest expense, net (9)	31.9	24.0	116.4	106.1
Income tax expense (benefit) (10)	24.4	(10.7)	(12.2)	115.4
Net (loss) income attributable to PVH Corp. (11)	(27.4)	137.8	(139.9)	711.3
Diluted net (loss) income per common share attributable to PVH Corp. (12)	$(0.38)	$1.88	$(1.97)	$9.54

(1) Please see Table 3 for the reconciliations of GAAP gross profit to gross profit on a non-GAAP basis.
(2) Please see Table 4 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(3) Please see Table 5 for the reconciliation of GAAP goodwill and other intangible asset impairments to goodwill and other intangible asset impairments on a non-GAAP basis.
(4) Please see Table 6 for the reconciliations of GAAP non-service related pension and postretirement (income) cost to non-service related pension and postretirement income on a non-GAAP basis.
(5) Please see Table 7 for the reconciliation of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis.
(6) Please see Table 8 for the reconciliations of GAAP other noncash loss, net to other noncash loss, net on a non-GAAP basis.
(7) Please see Table 9 for the reconciliations of GAAP equity in net income (loss) of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(8) Please see Table 2 for the reconciliations of GAAP earnings (loss) before interest and taxes to earnings (loss) before interest and taxes on a non-GAAP basis.
(9) Please see Table 10 for the reconciliations of GAAP interest expense, net to interest expense, net on a non-GAAP basis.
(10) Please see Table 11 for the reconciliations of GAAP income tax expense (benefit) to income tax expense (benefit) on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(11) Please see Table 1 for the reconciliations of GAAP net (loss) income to net (loss) income on a non-GAAP basis.
(12) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net (loss) income per common share to diluted net (loss) income per common share on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net (loss) income to net (loss) income on a non-GAAP basis

	Quarter Ended		Year Ended
	1/31/21	2/2/20	1/31/21	2/2/20

Net (loss) income attributable to PVH Corp.	$(57.7)	$(67.4)	$(1,136.1)	$417.3

Diluted net (loss) income per common share attributable to PVH Corp.(1)	$(0.81)	$(0.93)	$(15.96)	$5.60

Pre-tax items excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)				12.9

Gross profit charges associated with the Australia and TH CSAP acquisitions (short-lived noncash inventory valuation adjustments)		5.9		16.5

SG&A expenses associated with the Calvin Klein restructuring				90.0

SG&A expenses associated with the Socks and Hosiery transaction				59.8

SG&A expenses associated with the TH U.S. store closures				54.9

SG&A expenses associated with the Australia and TH CSAP acquisitions				2.8

SG&A expenses associated with the refinancing of the Company’s senior credit facilities				1.0

SG&A expenses associated with store asset impairments	58.7		74.7

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America			6.8

SG&A expenses associated with the North America workforce reduction			36.7

SG&A expenses associated with the planned exit from the Heritage Brands Retail business	8.0		29.0

Goodwill and other intangible asset impairments			933.5

Special termination benefits expense associated with the North America workforce reduction (recorded in non-service related pension and postretirement (income) cost)			3.0

Actuarial (gain) loss on retirement plans (recorded in non-service related pension and postretirement (income) cost)	(64.5)	97.8	(64.5)	97.8

Debt modification and extinguishment costs				5.2

Noncash gain to write up the Company’s equity investments in Gazal and PVH Australia to fair value (recorded in other noncash loss, net)				(113.1)

Noncash loss related to the Speedo transaction (recorded in other noncash loss, net)		142.0	3.1	142.0

One-time expenses recorded on the Company’s equity investments in Gazal and PVH Australia (recorded in equity in net income (loss) of unconsolidated affiliates)				2.1

Impairment of an equity method investment (recorded in equity in net income (loss) of unconsolidated affiliates)			12.3

Expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest in connection with the Australia acquisition (recorded in interest expense, net)	2.6	6.0	4.9	8.6

Discrete tax benefit related to the write-off of deferred tax liabilities in connection with the Speedo transaction		(27.8)		(27.8)

Discrete tax expense related to the remeasurement of certain net deferred tax liabilities in connection with the 2021 Dutch Tax Plan	33.1		33.1

Tax effects of the other pre-tax items above(2)	(7.6)	(18.7)	(76.4)	(58.7)

Net (loss) income on a non-GAAP basis attributable to PVH Corp.	$(27.4)	$137.8	$(139.9)	$711.3

Diluted net (loss) income per common share on a non-GAAP basis attributable to PVH Corp.(1)	$(0.38)	$1.88	$(1.97)	$9.54

(1) Please see Note A in Notes to the Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net (loss) income per common share to diluted net (loss) income per common share on a non-GAAP basis.

(2) Please see Table 11 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliations of GAAP earnings (loss) before interest and taxes to earnings (loss) before interest and taxes on a non-GAAP basis

	Quarter Ended		Year Ended
	1/31/21	2/2/20	1/31/21	2/2/20

Earnings (loss) before interest and taxes	$26.3	$(95.7)	$(1,071.7)	$558.7

Items excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)				12.9

Gross profit charges associated with the Australia and TH CSAP acquisitions (short-lived noncash inventory valuation adjustments)		5.9		16.5

SG&A expenses associated with the Calvin Klein restructuring				90.0

SG&A expenses associated with the Socks and Hosiery transaction				59.8

SG&A expenses associated with the TH U.S. store closures				54.9

SG&A expenses associated with the Australia and TH CSAP acquisitions				2.8

SG&A expenses associated with the refinancing of the Company’s senior credit facilities				1.0

SG&A expenses associated with store asset impairments	58.7		74.7

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America			6.8

SG&A expenses associated with the North America workforce reduction			36.7

SG&A expenses associated with the planned exit from the Heritage Brands Retail business	8.0		29.0

Goodwill and other intangible asset impairments			933.5

Special termination benefits expense associated with the North America workforce reduction (recorded in non-service related pension and postretirement (income) cost)			3.0

Actuarial (gain) loss on retirement plans (recorded in non-service related pension and postretirement (income) cost)	(64.5)	97.8	(64.5)	97.8

Debt modification and extinguishment costs				5.2

Noncash gain to write up the Company’s equity investments in Gazal and PVH Australia to fair value (recorded in other noncash loss, net)				(113.1)

Noncash loss related to the Speedo transaction (recorded in other noncash loss, net)		142.0	3.1	142.0

One-time expenses recorded on the Company’s equity investments in Gazal and PVH Australia (recorded in equity in net income (loss) of unconsolidated affiliates)				2.1

Impairment of an equity method investment (recorded in equity in net income (loss) of unconsolidated affiliates)			12.3

Earnings (loss) before interest and taxes on a non-GAAP basis	$28.5	$150.0	$(37.1)	$930.6

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 3 - Reconciliations of GAAP gross profit to gross profit on a non-GAAP basis

	Quarter Ended	Year Ended
	2/2/20	2/2/20

Gross profit	$1,397.9	$5,388.4

Items excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)		12.9

Gross profit charges associated with the Australia and TH CSAP acquisitions (short-lived noncash inventory valuation adjustments)	5.9	16.5

Gross profit on a non-GAAP basis	$1,403.8	$5,417.8

Table 4 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended	Year Ended
	1/31/21	1/31/21	2/2/20

SG&A expenses	$1,173.7	$3,983.2	$4,715.2

Items excluded:

Expenses associated with the Calvin Klein restructuring			(90.0)

Expenses associated with the Socks and Hosiery transaction			(59.8)

Expenses associated with the TH U.S. store closures			(54.9)

Expenses associated with the Australia and TH CSAP acquisitions			(2.8)

Expenses associated with the refinancing of the Company’s senior credit facilities			(1.0)

Expenses associated with store asset impairments	(58.7)	(74.7)

Expenses associated with the consolidation within the Company’s warehouse and distribution network in North America		(6.8)

Expenses associated with the North America workforce reduction		(36.7)

Expenses associated with the planned exit from the Heritage Brands Retail business	(8.0)	(29.0)

SG&A expenses on a non-GAAP basis	$1,107.0	$3,836.0	$4,506.7

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 5 - Reconciliation of GAAP goodwill and other intangible asset impairments to goodwill and other intangible asset impairments on a non-GAAP basis

Year Ended
1/31/21

Goodwill and other intangible asset impairments	$933.5

Item excluded:

Goodwill and other intangible asset impairments	(933.5)

Goodwill and other intangible asset impairments on a non-GAAP basis	$—

Table 6 - Reconciliations of GAAP non-service related pension and postretirement (income) cost to non-service related pension and postretirement income on a non-GAAP basis

	Quarter Ended		Year Ended
	1/31/21	2/2/20	1/31/21	2/2/20

Non-service related pension and postretirement (income) cost	$(68.0)	$96.1	$(75.9)	$90.0

Items excluded:

Special termination benefits expense associated with the North America workforce reduction			(3.0)

Actuarial gain (loss) on retirement plans	64.5	(97.8)	64.5	(97.8)

Non-service related pension and postretirement income on a non-GAAP basis	$(3.5)	$(1.7)	$(14.4)	$(7.8)

Table 7 - Reconciliation of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis

Year Ended
2/2/20

Debt modification and extinguishment costs	$5.2

Item excluded:

Costs incurred associated with the refinancing of the Company’s senior credit facilities	(5.2)

Debt modification and extinguishment costs on a non-GAAP basis	$—

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 8 - Reconciliations of GAAP other noncash loss, net to other noncash loss, net on a non-GAAP basis

	Quarter Ended	Year Ended
	2/2/20	1/31/21	2/2/20

Other noncash loss, net	$142.0	$3.1	$28.9

Items excluded:

Noncash gain to write up the Company’s equity investments in Gazal and PVH Australia to fair value			113.1

Noncash loss related to the Speedo transaction	(142.0)	(3.1)	(142.0)

Other noncash loss, net on a non-GAAP basis	$—	$—	$—

Table 9 - Reconciliations of GAAP equity in net income (loss) of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

	Year Ended
	1/31/21	2/2/20

Equity in net (loss) income of unconsolidated affiliates	$(4.6)	$9.6

Items excluded:

One-time expenses recorded on the Company’s equity investments in Gazal and PVH Australia		2.1

Impairment of an equity method investment	12.3

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$7.7	$11.7

Table 10 - Reconciliations of GAAP interest expense, net to interest expense, net on a non-GAAP basis

	Quarter Ended		Year Ended
	1/31/21	2/2/20	1/31/21	2/2/20

Interest expense, net	$34.5	$30.0	$121.3	$114.7

Item excluded:

Expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest in connection with the Australia acquisition	(2.6)	(6.0)	(4.9)	(8.6)

Interest expense, net on a non-GAAP basis	$31.9	$24.0	$116.4	$106.1

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 11 - Reconciliations of GAAP income tax expense (benefit) to income tax expense (benefit) on a non-GAAP basis

	Quarter Ended		Year Ended
	1/31/21	2/2/20	1/31/21	2/2/20

Income tax expense (benefit)	$49.9	$(57.2)	$(55.5)	$28.9

Items excluded:

Discrete tax benefit related to the write-off of deferred tax liabilities in connection with the Speedo transaction		27.8		27.8

Discrete tax expense related to the remeasurement of certain net deferred tax liabilities in connection with the 2021 Dutch Tax Plan	(33.1)		(33.1)

Tax effects of other pre-tax items identified as non-GAAP exclusions (1)	7.6	18.7	76.4	58.7

Income tax expense (benefit) on a non-GAAP basis	$24.4	$(10.7)	$(12.2)	$115.4

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Notes to Consolidated GAAP Statements of Operations
(In millions, except per share data)

A.    The Company computed its diluted net (loss) income per common share as follows:

	Quarter Ended			Quarter Ended
	1/31/21			2/2/20
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net (loss) income attributable to PVH Corp.	$(57.7)	$(30.3)	$(27.4)	$(67.4)	$(205.2)	$137.8

Weighted average common shares	71.1		71.1	72.8		72.8
Weighted average dilutive securities	—		—	—	0.4	0.4
Total shares	71.1		71.1	72.8		73.2

Diluted net (loss) income per common share attributable to PVH Corp. (3)	$(0.81)		$(0.38)	$(0.93)		$1.88

	Year Ended			Year Ended
	1/31/21			2/2/20
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net (loss) income attributable to PVH Corp.	$(1,136.1)	$(996.2)	$(139.9)	$417.3	$(294.0)	$711.3

Weighted average common shares	71.2		71.2	74.2		74.2
Weighted average dilutive securities	—		—	0.4		0.4
Total shares	71.2		71.2	74.6		74.6

Diluted net (loss) income per common share attributable to PVH Corp. (3)	$(15.96)		$(1.97)	$5.60		$9.54

(1) Represents the impact on net loss in the periods ended January 31, 2021 from the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition; (iii) the noncash impairment charges related to goodwill, tradenames, other intangible assets, and store assets, as well as an equity method investment, primarily as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (iv) the noncash net loss related to the Speedo transaction; (v) the costs in connection with the consolidation within the Company’s warehouse and distribution network in North America; (vi) the costs in connection with the North America workforce reduction; (vii) the costs in connection with the planned exit from the Heritage Brands Retail business announced in July 2020; (viii) the discrete tax expense related to the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the 2021 Dutch Tax Plan; and (ix) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net loss to net loss on a non-GAAP basis.

(2) Represents the impact on net (loss) income in the periods ended February 2, 2020 from the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the costs related to the Calvin Klein restructuring; (iii) the costs in connection with the TH U.S. store closures; (iv) the costs in connection with the refinancing of the Company’s senior credit facilities; (v) the costs related to the Australia and TH CSAP acquisitions, primarily consisting of noncash valuation adjustments; (vi) the noncash gain recorded to write up the Company’s equity investments in Gazal and PVH Australia to fair value in connection with the Australia acquisition; (vii) the one-time costs recorded on the Company’s equity investments in Gazal and PVH Australia prior to the Australia acquisition closing; (viii) the costs in connection with the Socks and Hosiery transaction; (ix) the expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest recognized in connection with the Australia acquisition; (x) the noncash loss related to the Speedo transaction; (xi) the discrete tax benefit related to the write-off of deferred tax liabilities in connection with the Speedo transaction; and (xii) the tax effects associated with the other foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net (loss) income to net income on a non-GAAP basis. Adjustments to weighted average dilutive securities for the quarter ended February 2, 2020 represent the dilutive impacts of securities included in the non-GAAP diluted net income per share calculations. The GAAP earnings per share calculation for the quarter ended February 2, 2020 excluded these potentially dilutive securities because there was a GAAP net loss attributable to PVH Corp., and, as such, the inclusion of these securities would have been anti-dilutive.

(3) Diluted net loss per common share attributable to PVH Corp. for the quarter and year ended January 31, 2021 excluded all potentially dilutive securities because there was a net loss attributable to PVH Corp. for the respective periods and, as such, the inclusion of these securities would have been anti-dilutive.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	1/31/21	2/2/20
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,651.4	$503.4
Receivables	666.6	765.1
Inventories	1,417.1	1,615.7
Other	208.6	272.8
Assets Held For Sale	—	237.2
Total Current Assets	3,943.7	3,394.2
Property, Plant and Equipment	942.7	1,026.8
Operating Lease Right-of-Use Assets	1,564.8	1,675.8
Goodwill and Other Intangible Assets	6,472.5	7,158.3
Other Assets	369.8	375.9
	$13,293.5	$13,631.0

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$2,119.9	$1,877.1
Current Portion of Operating Lease Liabilities	421.4	363.5
Short-Term Borrowings	—	49.6
Current Portion of Long-Term Debt	41.1	13.8
Current Liabilities Related to Assets Held For Sale	—	57.1
Other Liabilities	1,039.8	1,234.5
Long-Term Portion of Operating Lease Liabilities	1,430.7	1,532.0
Long-Term Debt	3,513.7	2,693.9
Redeemable Non-Controlling Interest	(3.4)	(2.0)
Stockholders’ Equity	4,730.3	5,811.5
	$13,293.5	$13,631.0

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	1/31/21	2/2/20
Tommy Hilfiger North America
Net sales	$296.3	$413.5
Royalty revenue	16.2	21.5
Advertising and other revenue	5.4	5.3
Total	317.9	440.3

Tommy Hilfiger International
Net sales	764.6	848.8
Royalty revenue	12.6	11.9
Advertising and other revenue	1.3	4.5
Total	778.5	865.2

Total Tommy Hilfiger
Net sales	1,060.9	1,262.3
Royalty revenue	28.8	33.4
Advertising and other revenue	6.7	9.8
Total	1,096.4	1,305.5

Calvin Klein North America
Net sales	250.3	336.4
Royalty revenue	27.0	34.1
Advertising and other revenue	7.1	11.1
Total	284.4	381.6

Calvin Klein International
Net sales	477.9	528.4
Royalty revenue	14.6	19.0
Advertising and other revenue	4.3	7.0
Total	496.8	554.4

Total Calvin Klein
Net sales	728.2	864.8
Royalty revenue	41.6	53.1
Advertising and other revenue	11.4	18.1
Total	781.2	936.0

Heritage Brands Wholesale
Net sales	165.3	288.1
Royalty revenue	3.5	4.2
Advertising and other revenue	0.9	1.1
Total	169.7	293.4

Heritage Brands Retail
Net sales	41.6	65.0
Royalty revenue	0.8	0.9
Advertising and other revenue	0.1	0.0
Total	42.5	65.9

Total Heritage Brands
Net sales	206.9	353.1
Royalty revenue	4.3	5.1
Advertising and other revenue	1.0	1.1
Total	212.2	359.3

Total Revenue
Net sales	1,996.0	2,480.2
Royalty revenue	74.7	91.6
Advertising and other revenue	19.1	29.0
Total	$2,089.8	$2,600.8

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS (LOSS) BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	1/31/21			2/2/20
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Tommy Hilfiger North America	$(10.2)	$(1.9)	$(8.3)	$20.6		$20.6

Tommy Hilfiger International	57.4	(26.9)	84.3	124.0	$(3.2)	127.2

Total Tommy Hilfiger	47.2	(28.8)	76.0	144.6	(3.2)	147.8

Calvin Klein North America	(21.0)	(11.0)	(10.0)	22.5		22.5

Calvin Klein International	23.0	(18.9)	41.9	41.1	(2.1)	43.2

Total Calvin Klein	2.0	(29.9)	31.9	63.6	(2.1)	65.7

Heritage Brands Wholesale	(15.6)		(15.6)	(152.4)	(142.6)	(9.8)

Heritage Brands Retail	(21.2)	(8.0)	(13.2)	(0.3)		(0.3)

Total Heritage Brands	(36.8)	(8.0)	(28.8)	(152.7)	(142.6)	(10.1)

Corporate	13.9	64.5	(50.6)	(151.2)	(97.8)	(53.4)

Total earnings (loss) before interest and taxes	$26.3	$(2.2)	$28.5	$(95.7)	$(245.7)	$150.0

(1)    The adjustments for the quarter ended January 31, 2021 represent the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the noncash impairment charges related to store assets as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business and the impact of a shift in consumer buying trends from brick and mortar stores to digital channels; and (iii) the costs related to the planned exit from the Heritage Brands Retail business.

(2)    The adjustments for the quarter ended February 2, 2020 represent the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the costs related to the Australia acquisition, primarily consisting of noncash valuation adjustments; and (iii) the noncash loss related to the Speedo transaction.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Year Ended	Year Ended
	1/31/21	2/2/20
Tommy Hilfiger North America
Net sales	$901.2	$1,540.2
Royalty revenue	53.7	84.1
Advertising and other revenue	13.9	23.6
Total	968.8	1,647.9

Tommy Hilfiger International
Net sales	2,615.6	2,994.2
Royalty revenue	40.1	49.8
Advertising and other revenue	11.9	19.8
Total	2,667.6	3,063.8

Total Tommy Hilfiger
Net sales	3,516.8	4,534.4
Royalty revenue	93.8	133.9
Advertising and other revenue	25.8	43.4
Total	3,636.4	4,711.7

Calvin Klein North America
Net sales	826.8	1,467.0
Royalty revenue	99.8	148.9
Advertising and other revenue	29.0	53.8
Total	955.6	1,669.7

Calvin Klein International
Net sales	1,614.6	1,896.7
Royalty revenue	52.2	74.1
Advertising and other revenue	15.9	27.3
Total	1,682.7	1,998.1

Total Calvin Klein
Net sales	2,441.4	3,363.7
Royalty revenue	152.0	223.0
Advertising and other revenue	44.9	81.1
Total	2,638.3	3,667.8

Heritage Brands Wholesale
Net sales	703.1	1,248.5
Royalty revenue	12.3	19.2
Advertising and other revenue	2.5	4.2
Total	717.9	1,271.9

Heritage Brands Retail
Net sales	137.4	253.4
Royalty revenue	2.3	3.8
Advertising and other revenue	0.3	0.4
Total	140.0	257.6

Total Heritage Brands
Net sales	840.5	1,501.9
Royalty revenue	14.6	23.0
Advertising and other revenue	2.8	4.6
Total	857.9	1,529.5

Total Revenue
Net sales	6,798.7	9,400.0
Royalty revenue	260.4	379.9
Advertising and other revenue	73.5	129.1
Total	$7,132.6	$9,909.0

PVH CORP.
Segment Data (continued)
(In millions)

(LOSS) EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Year Ended			Year Ended
	1/31/21			2/2/20
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Tommy Hilfiger North America	$(130.5)	$(16.9)	$(113.6)	$93.5	$(62.4)	$155.9

Tommy Hilfiger International	259.5	(30.0)	289.5	468.2	(11.1)	479.3

Total Tommy Hilfiger	129.0	(46.9)	175.9	561.7	(73.5)	635.2

Calvin Klein North America	(384.5)	(314.6)	(69.9)	99.8	(91.5)	191.3

Calvin Klein International	(280.0)	(414.7)	134.7	153.3	(69.7)	223.0

Total Calvin Klein	(664.5)	(729.3)	64.8	253.1	(161.2)	414.3

Heritage Brands Wholesale	(312.5)	(265.2)	(47.3)	(84.9)	(143.8)	58.9

Heritage Brands Retail	(93.4)	(32.8)	(60.6)	3.0		3.0

Total Heritage Brands	(405.9)	(298.0)	(107.9)	(81.9)	(143.8)	61.9

Corporate	(130.3)	39.6	(169.9)	(174.2)	6.6	(180.8)

Total (loss) earnings before interest and taxes	$(1,071.7)	$(1,034.6)	$(37.1)	$558.7	$(371.9)	$930.6

(1)    The adjustments for the year ended January 31, 2021 represent the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the noncash impairment charges related to goodwill, tradenames, other intangible assets, and store assets, as well as an equity method investment, primarily as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (iii) the noncash loss related to the Speedo transaction; (iv) the costs in connection with the consolidation within the Company’s warehouse and distribution network in North America; (v) the costs related to the North America workforce reduction; and (vi) the costs related to the planned exit from the Heritage Brands Retail business.

(2)    The adjustments for the year ended February 2, 2020 represent the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the costs related to the Calvin Klein restructuring; (iii) the costs in connection with the TH U.S. store closures; (iv) the costs in connection with the refinancing of the Company’s senior credit facilities; (v) the costs related to the Australia and TH CSAP acquisitions, primarily consisting of noncash valuation adjustments; (vi) the noncash gain recorded to write up the Company’s equity investments in Gazal and PVH Australia to fair value in connection with the Australia acquisition; (vii) the one-time costs recorded on the Company’s equity investments in Gazal and PVH Australia prior to the Australia acquisition closing; (viii) the costs in connection with the Socks and Hosiery transaction; and (ix) the noncash loss related to the Speedo transaction.

PVH CORP.
Reconciliations of 2020 Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Positive Impact of Foreign Exchange	Constant Currency
	1/31/21	2/2/20

Tommy Hilfiger International	$778.5	$865.2	(10.0)%	6.7%	(16.7)%
Total Tommy Hilfiger	1,096.4	1,305.5	(16.0)%	4.4%	(20.4)%

Calvin Klein International	496.8	554.4	(10.4)%	5.4%	(15.8)%
Total Calvin Klein	781.2	936.0	(16.5)%	3.3%	(19.8)%

Total Revenue	$2,089.8	$2,600.8	(19.6)%	3.5%	(23.1)%

	GAAP Revenue		% Change
	Year Ended		GAAP	Positive Impact of Foreign Exchange	Constant Currency
	1/31/21	2/2/20

Total Revenue	$7,132.6	$9,909.0	(28.0)%	1.4%	(29.4)%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2021 estimated results on a non-GAAP basis by excluding (i) the costs expected to be incurred in connection with the planned exit from the Heritage Brands Retail business announced in July 2020 and expected to be completed by mid-2021; (ii) the costs expected to be incurred in connection with actions to streamline its organization through reductions in its workforce in certain international markets and to reduce its real estate footprint, including reductions in office space and select store closures; and (iii) the estimated tax effects associated with the foregoing pre-tax items. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding the foregoing amounts.

The 2021 estimated results are presented on both a GAAP and non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems to be non-recurring or non-operational and believes that excluding them (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The estimated tax effects associated with the above pre-tax items are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

2021 Net Income Per Common Share Reconciliations

Current Guidance
	Full Year 2021 (Estimated)	First Quarter 2021 (Estimated)

GAAP net income per common share attributable to PVH Corp.	Approximately $5.00	$0.28 - $0.31
Estimated per common share impact of items identified as non-GAAP exclusions	$(1.00)	$(0.52)
Net income per common share attributable to PVH Corp. on a non-GAAP basis	Approximately $6.00	$0.80 - $0.83

2021 Tax Rate Reconciliations	First Quarter 2021 (Estimated)

GAAP tax rate	Approximately 50%
Estimated tax rate impacts from items identified as non-GAAP exclusions	10%
Tax rate on a non-GAAP basis	Approximately 40%

The GAAP net income per common share attributable to PVH Corp. amounts presented in the above table, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of (i) acquisition, restructuring, divestment or similar transactions or activities, (ii) the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period, (iii) any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans, including the recent volatility in the financial markets due, in part, to the COVID-19 pandemic,(iv) changes in the expected impacts of the COVID-19 pandemic on our business, including new store closures, new lockdowns or extensions of current lockdowns, further supply chain disruptions, or other implications of the pandemic subsequent to issuance of this press release, (v) any greater impact beyond the minimal impact currently expected from the shipping disruption occurring as a result of the temporary blockage of the Suez Canal, or (vi) any discrete tax events including changes in tax rates or tax law and events arising from audits or the resolution of uncertain tax positions. The Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity identified in clause (i) or (ii) that has not been announced or completed.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

2021 Constant Currency Revenue Reconciliations
	Full Year 2021 (Estimated)	First Quarter 2021 (Estimated)

GAAP revenue increase	22% to 24%	42% to 44%
Positive impact of foreign exchange	3%	8%
Non-GAAP revenue increase on a constant currency basis	19% to 21%	34% to 36%

Please refer to the section entitled “Reconciliations of 2020 Constant Currency Revenue” for a description of the presentation of constant currency amounts.

Reconciliation of GAAP Diluted Net Loss Per Common Share to Diluted Net Loss Per Common Share on a Non-GAAP Basis
	First Quarter 2020
	(Actual)
(In millions, except per share data)	GAAP Results	Adjustments (1)	Non-GAAP Results

Net loss attributable to PVH Corp.	$(1,096.8)	$(880.5)	$(216.3)
Total weighted average shares	71.4		71.4

Diluted net loss per common share attributable to PVH Corp.(2)	$(15.37)		$(3.03)

(1) Represents the impact on net loss in the quarter ended May 3, 2020 from the elimination of (i) $961.8 million of noncash impairment charges related to goodwill, tradenames, other intangible assets, and store assets, as well as an equity method investment, as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business (ii) $6.8 million of costs in connection with the consolidation within the Company’s warehouse and distribution network in North America (iii) a $3.1 million noncash net loss related to the Speedo transaction (iv) $3.7 million of income resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition and (v) $87.5 million of tax benefits associated with the foregoing pre-tax items.

(2) Diluted net loss per common share for the quarter ended May 3, 2020 excluded all potentially dilutive securities because there was a net loss for the period and, as such, the inclusion of these securities would have been anti-dilutive.